Exhibit 10.1
FIRSTENERGY CORP.
EXECUTIVE SEVERANCE BENEFITS PLAN
As Amended and Restated as of January 1, 2026
I.    INTRODUCTION
Effective January 1, 2026, certain executives who terminate employment with FirstEnergy Corp. or any of its operating companies to which benefits hereunder have been extended, as set forth below under “Participating Employers” (collectively, the “Company”), on account of a Qualified Separation (as defined below) are eligible to receive severance benefits under this FirstEnergy Executive Severance Benefits Plan (the “Plan”), subject to the terms and conditions set forth herein.
Refer to your employee benefits handbook or contact your local Human Resources representative for specific details regarding benefits availability upon termination of employment not covered by this Plan.
II.    ELIGIBILITY
a.    Participation and Qualified Separation
If you are an executive of the Company in Compensation Incentive Tier levels one through four, you will be eligible for the severance benefits pursuant to this Plan if you have a “Qualified Separation.” For purposes of this Plan, a “Qualified Separation” means the following:
i.    Your employment with the Company is terminated by the Company in connection with circumstances where business conditions require the closing or sale of a facility, corporate restructuring, merger, acquisition, a reduction in workforce, or job elimination, and you and the Company reasonably believe in good faith at the time of separation that your employment or other service to the Company, including service as an independent contractor, has permanently ceased; or
ii.    You terminate your employment with the Company because you turn down a job assignment that: (i) would result in a reduction of at least 15% in your current base salary (except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company or Company affiliate); (ii) contains a requirement that you must relocate from your current residence; or (iii) results in the distance from your current residence to your new reporting location being at least 50 miles farther than the distance between your current residence and your previous reporting location; provided, however, that in order to receive such severance benefits, you must provide notice to the Company within 30 days following the date you are notified of such job assignment, the Company does not remedy the condition within 30 days following the date you provide notice to the

Company, and your employment from your existing job terminates on the first day immediately following the last day of the Company’s 30-day notice period. Turning down a job assignment with any “Participating Employer” or Company affiliate that did not result in any of the above changes will be considered a voluntary termination of employment and you will not be entitled to severance benefits hereunder. Accepting a position with a Company affiliate before the receipt of a severance benefit under this Plan also will result in ineligibility for benefits.
You will be eligible for severance benefits at the end of a temporary Transitional or Special Assignment (“Assignment”) if you accept the Assignment because of a Qualified Separation and you are notified of your eligibility in writing prior to the commencement of the Assignment.
b.    Circumstances Not Covered by the Plan
No severance benefits will be offered to you if you separate employment from the Company for any other reason than a Qualified Separation. These circumstances include, but are not limited to: voluntary resignation; a discharge or demotion for misconduct, poor job performance, or absenteeism; or the failure to return from a leave of absence. In addition, you will not be offered benefits under this Plan if, as a result of a sale, merger or acquisition of the Company or a Participating Employer or any of its assets, your employment with the purchasing, acquiring or merging company is continued consistent with the eligibility requirements set forth above and you do not become unemployed. The Company expressly reserves the right to expand the circumstances under which severance benefits will not be offered or to limit the amount of severance benefits described in this Plan.
c.    No Right To Employment
It is not the intent of the Company to confer through this Plan, either expressly or by implication, any rights to employment, any right of rehire or preference in rehire upon any employee. It is further not the intent of the Company to suggest that it may demote or terminate the employment of any employee only upon a showing of misconduct, poor job performance, or absenteeism. The Company specifically reserves the right to demote or terminate the employment of any employee at any time in accordance with applicable law, and/or Company policy.
d.    Severance Benefits Contingent Upon Release Agreement
i.    Your receipt of severance pay, receipt of any applicable waiver of COBRA premium, and eligibility for the training stipend pursuant to this Plan are contingent in all respects upon (i) your timely execution and delivery of a valid and irrevocable separation agreement in the form provided by the Company that contains, among other provisions, a general release and waiver of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement provisions (a “Release”) and (ii) the Release becoming irrevocable no later than 60 days following your separation from the Company (or such earlier date set forth therein).
ii.    A failure to sign the Release within the applicable time frame set forth therein or a revocation of a signed Release, if applicable, will make you ineligible to receive the severance benefits provided under the Plan. No severance benefits will be paid until after the revocation period has expired, if applicable.
iii.    Your receipt of the Employee Assistance Program continuation and career transition services is not contingent upon your signing a Release.
e.    Relationship to the Company’s Pension Plans
If you incur a Qualified Separation, you may also be eligible for an early retirement benefit rather than a vested pension benefit, commencing as early as age 55, from the Company’s pension plan(s). In accordance with the terms of the Company’s Master Pension Plan, to be eligible for the early retirement benefit, you must, at the time of a Qualified Separation: (i) be between the ages of 50 and 54, inclusive; (ii) have 10 years of eligible service as defined by the Master Pension Plan; and (iii) be eligible for and have elected severance benefits under this Plan by signing and not revoking the required Release consistent with the provisions of Section II.d above. Eligibility for the early retirement benefit does not determine eligibility for any other retiree benefits, i.e., health care, retiree life insurance, etc.
f.    30 Days’ Paid Notice
If you have a Qualified Separation, you will be provided with 30 calendar days paid notice (the “Notice Period”). For example, you may be notified on August 1 that your employment will terminate effective August 31. Your payroll status will be that of an active employee during the Notice Period. At the discretion of management, you may be required to work during the Notice Period.
III.    SEVERANCE BENEFITS
a.    Severance Pay
For eligible executives other than Grandfathered Executives (as defined below), the following severance pay will apply:
i.    Compensation Incentive Tier Four: If you are an executive who has a Qualified Separation and who falls within Compensation Tier four, you will receive three weeks’ base pay for each full year of service (as such full years of service are calculated in accordance with the formula set forth on Exhibit A attached hereto). The minimum and maximum severance pay amounts are 26 weeks’ pay and 52 weeks’ pay, respectively.

ii.    Compensation Incentive Tier Three: If you are an executive who has a Qualified Separation and fall within Compensation Incentive Tier three, you will receive severance pay equal to one times your base salary at the rate in effect immediately prior to the date of your Qualified Separation.
iii.    Compensation Incentive Tiers One and Two: If you are an executive who has a Qualified Separation and fall within Compensation Incentive Tiers one or two, you will receive severance pay equal to one and one-half times your base salary at the rate in effect immediately prior to the Qualified Separation date.
b.    Grandfathered Executives
If you are an eligible executive who has at least 18 full years of service as of January 1, 2025 (“Grandfathered Executive”), your severance pay will be calculated in accordance with the formulas set forth on Exhibit A attached hereto.
c.    Lump Sum Payment
The total severance amount will be paid in a lump sum as soon as administratively possible after the Release is effective, but no later than two and one-half months after the date that the Qualified Separation occurs. Severance payments are subject to income tax withholding at the supplemental federal rate in addition to any applicable state or local withholding. Applicable FICA and Medicare withholding also will apply. Severance payments are not considered compensation for the Company’s pension plan(s) or the FirstEnergy Corp. Savings Plan, or for any other benefits determination, except as set forth above.
d.    Integration With Other Payments
Benefits under this Plan are not intended to duplicate such benefits as severance pay or similar benefits under other benefit plans or employment contracts or applicable laws including the Worker Adjustment Retraining Notification Act of 1988. To the extent permitted by law and should such other benefits be payable, your benefits under this Plan will be reduced accordingly. As an alternative, benefits previously paid under this Plan will be treated as having been paid to satisfy such other benefit obligations. In either case, the Plan Administrator will determine how to apply this provision and may override other provisions in this Plan by doing so. The Company further reserves the right to reduce the amount of severance pay to recover any amounts which you may otherwise owe to the Company; provided that, if the severance pay is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), such reduction shall be done in compliance with Section 409A of the Code (“Section 409A”).
e.    COBRA Based Continuation of Health Care and Dental Care
For an executive with a Qualified Separation who is eligible for and elects continuation of health care and/or dental care under COBRA, the Company will waive the COBRA premium for a period equal to the lesser of (i) 18 months following the date of your Qualified Separation and

(ii) the date you cease to be qualify for COBRA coverage(the “COBRA Severance Benefit Period”). This is a waiver of the COBRA premium only. Any monthly premium that would otherwise be due during this period as if you were an active employee will remain your responsibility and is not waived. YOU MUST SPECIFICALLY ELECT AND QUALIFY FOR COBRA COVERAGE IN ORDER TO RECEIVE THIS BENEFIT. If you continue to qualify for COBRA coverage at the expiration of the COBRA Severance Benefit Period, you would be responsible for paying the COBRA premium for the remainder of the COBRA period (for as long as you remain eligible). If an executive elects continuation of benefits under COBRA, the Company provided portion of the premium in excess of the amount generally provided to all salaried employees is taxable income and is subject to income tax withholding at the supplemental federal rate in addition to any applicable state or local withholding. Applicable FICA and Medicare withholding also will apply. The Company reserves the right to pay the COBRA premium in a lump sum.
The COBRA Severance Benefit Period will run concurrently with, and count towards, the maximum COBRA continuation period.
f.    Employee Assistance Program Continuation
The behavioral health counseling services of the Work/Life Employee Assistance Program will be continued for you and your eligible dependents for six months following your Qualified Separation. This program provides assessment, treatment and/or referral services for certain personal matters.
g.    Career Transition Services
At the Company’s discretion, a professional career counseling agency chosen by the Company may provide a career transition program that emphasizes job search strategies, interview techniques, resume preparation, and self-assessment; provided, however, that such services will not be provided beyond the last day of the second calendar year following your termination of employment.
h.    Applying For Benefits
Severance benefits will be offered automatically for those who have a Qualified Separation. It is not necessary for you to submit a claim unless you believe you qualify and have not been notified that you will be offered severance benefits. A claim must be filed with the Plan Administrator within 90 days of your separation of employment date.
IV.    BENEFITS CLAIMS AND APPEALS PROCEDURES
The following is an outline of the procedures for the processing of a claim and summarizes the duties and responsibilities of the FirstEnergy Employee Benefit Claims and Appeals Committee (the “Appeals Committee”) established to handle the appeal of any claims determination made by the Plan Administrator relative to the eligibility and entitlement of a participant, beneficiary or other claimant to benefits offered under this Plan.

a.    Claims Process
A Claim, as referred to in this Plan, is a request for a Plan benefit. Claims for benefits must be in writing, signed by the participant, beneficiary or other claimant, and submitted on the appropriate form and in a manner acceptable to the Plan Administrator.
i.    The Plan Administrator shall process the claim and notify the claimant of the initial determination of entitlement to benefits within 90 days. The Plan Administrator may take up to an additional 90-day period to make the initial determination if required due to extenuating circumstances, provided the claimant is notified in writing of the extension, the extenuating circumstances requiring additional time and the date by which the Plan Administrator expects to make a benefit determination.
ii.    If the Plan Administrator denies any part or all of the initial claim for benefits, the claimant will be notified in writing, stating the reason for the denial and the Plan provisions on which the denial is based. The claimant shall be entitled to receive, upon written request, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits. The denial will provide a description of any additional information or material necessary for the claimant to perfect the claim and an explanation as to why the additional information or material is required. The denial will further provide an explanation of the claims appeal procedure and the time limits for filing an appeal. Such notice of denial or any other notice as referred to in this procedure shall be deemed duly given when addressed to the claimant and mailed by first class mail to the address last appearing in the records of the Plan Administrator or Appeals Committee.
iii.    The claimant shall have 60 days from the date of the initial benefit determination to file an appeal. The claimant will have the opportunity to submit written comments, documents or other information in support of the claim as part of the appeal. The appeal must be mailed to the FirstEnergy Employee Benefits Claims and Appeals Committee, 341 White Pond Drive, Akron, Ohio 44320.
b.    Appeals Committee
The Appeals Committee shall consist of at least three employees of FirstEnergy Service Company representing the Human Resources, Investment Management and Legal Departments, as shall be appointed by the Chief Executive Officer of FirstEnergy Corp. (“CEO”) or the CEO’s designee. Such members may designate others in their respective department to serve in their place at Appeals Committee meetings. The Appeals Committee will meet to review and render a decision on any appeal of a determination on an initial claim for benefits made by the Plan Administrator. In making its decision, the Appeals Committee will have full power and authority to interpret the Plan, resolve ambiguities, inconsistencies and omissions, determine any question of fact, and determine the right to benefits of, and the amount of benefits, if any, payable to the claimant in accordance with the provisions of the Plan. The Appeals Committee will not defer to the original determination but will independently review the initial claim for benefits and consider all comments, documents and other information submitted as part of the appeal in making its decision. In addition, neither the person who made the initial determination nor that person’s subordinate will participate in the decision on the appeal.
c.    Appeals Process
The Appeals Committee will review and make its decision on the appeal and notify the claimant within a reasonable period of time, but not later than 60 days after the receipt of the claim, unless circumstances require an extension of time. In no event shall the extension of time exceed 60 days. If an additional 60-day extension is required, the claimant will be notified in writing of the extension.
i.    The claimant will be notified in writing of the Appeal Committee’s decision within five workdays of the decision being made. If the Committee’s decision is to uphold the denial of benefits, the notification will include the reason for the denial and the Plan provisions on which the denial is based. The claimant shall be entitled to receive, upon written request, reasonable access to and copies of all documents, records and other information on which the decision was based.
ii.    The claimant must exhaust the above appeals process prior to any action at law, in equity, pursuant to arbitration or otherwise. The claimant shall have 180 days from the date of the decision of the Appeals Committee to file an action in court. No legal action may be commenced against the Plan, the Plan Administrator or the Appeals Committee more than 180 days after the Appeal Committee’s decision has been made with respect to all or any portion of the claim for benefits. Any complaint or court action must be filed in the United States Federal District Court in Northeast Ohio.
V.    OTHER FACTS AND INFORMATION
a.    Benefits Rights
Severance benefits are not vested. This Plan describes the severance benefits under the Plan available to eligible employees. When it deems it is in the Company’s best interest to do so, the CEO (or the CEO’s designee) may, on a case by case basis, authorize additional severance benefits not contained in this Plan to an eligible employee other than an employee subject to the reporting requirements of Section 16(b) of the Securities Exchange Act of 1934, as amended. Additionally, the CEO (or the CEO’s designee) may not make adjustments to the severance benefits for Executive Council members without advance discussion with the Compensation Committee.
b.    Plan Amendment and Termination

The Plan may be amended or terminated by the Compensation Committee of the Board of Directors of FirstEnergy Corp. (“Compensation Committee”). However, any such amendment or termination will not adversely affect an employee who already has qualified for the severance benefits under the terms of the Plan prior to the date of the Plan’s amendment or termination. Severance benefits under this Plan are voluntary on the part of the Company and are not required by any legal obligation other than the Plan itself.
c.    Unfunded Plan
This Plan is unfunded. The benefits under this Plan are paid directly by the Company or a Participating Employer, as applicable, from its general assets.
d.    Plan Is Not An Employment Contract
The Plan shall not be deemed to constitute a contract between the Company and any employee nor shall anything herein contained be deemed to give any employee any right to be retained in the employ of the Company or to interfere with the right of the Company to demote or discharge any employee at any time and to treat the employee without regard to the effect which such treatment might have upon the employee as a participant in the Plan.
e.    Administration.
The Plan is administered by FirstEnergy Service Company, and the Plan Administrator has the sole discretion and exclusive authority to interpret this Plan, determine whether an employee who terminates employment from the Company qualifies for benefits from this Plan, and is responsible for all aspects of administration. All decisions of the Plan Administrator shall be considered final and binding subject to the Appeals process. Inquiries should be made to the Plan Administrator, Executive Severance Benefits Plan, c/o FirstEnergy Corp., 341 White Pond Drive, Akron, OH 44320.
f.    Section 409A Compliance
For purposes of eligibility for benefits under this Plan, to the extent required under Section 409A, a Qualified Separation must be a “separation from service” as such term is defined in Treasury regulations issued under Section 409A, and all references to “termination of employment” or a “separation” in this Plan shall refer to events which constitute a “separation from service” as defined under Section 409A, if applicable. Unless provided otherwise below with respect to payments that are subject to Section 409A and made to a “specified employee”, benefits under this Plan will be paid no later than the fifteenth 15th day of the second month of the year following the year in which the Qualified Separation occurs.
It is the intention and purpose of the Company that this Plan shall be, at all relevant times, exempt from (or in compliance with) Section 409A and all other applicable laws, and this Plan shall be so interpreted and administered. Severance pay hereunder is intended to qualify from an exemption to Section 409A under the short-term deferral exemption. In addition to the general amendment rights of the Company with respect to the Plan, the Company specifically retains the unilateral right (but not the obligation) to make, prospectively or retroactively, any amendment to this Plan or any related document as it deems necessary or desirable to more fully address issues in connection with compliance with (or exemption from) Section 409A and such other laws. In no event, however, shall this section or any other provisions of this Plan be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Plan and the Company shall have no responsibility for tax or legal consequences to you (or your beneficiaries) resulting from the terms or operation of this Plan.
If any benefits payable under this Plan are subject to, and not exempt from, Section 409A, then the following rules apply:
i.    Severance pay shall be paid in a lump sum as soon as practicable following the date of your separation from service but not later than 90 days following your separation from service; provided, however, the lump sum distribution may be made after such date if the regulations under Section 409A so permit or treat a payment made after such date as being made by the designated date of distribution. You are not permitted, directly or indirectly, to designate the taxable year in which payment is made.
ii.    If you are a “specified employee” as determined under the Company’s policy for determining specified employees on the date of a separation from service, benefits under this Plan subject to, and not exempt from, Section 409A that would otherwise be paid or provided during the first six months following such separation from Service shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code, in effect on the date of the separation from service) on the first business day following the six-month anniversary of such separation from service. Notwithstanding the foregoing, payments delayed pursuant to this paragraph shall commence as soon as practicable following the date of your death prior to the end of the six-month period but in no event later than 90 days following the date of death.
iii.    Any reimbursement of expenses or in-kind benefits provided under this Plan subject to, and not exempt from, Section 409A shall be subject to the following additional rules: (i) any reimbursement of eligible expenses shall be paid as they are incurred (but not prior to the end of the six-month delay period set forth above if applicable) and shall always be paid on or before the last day of your tax year following the tax year in which the expenses were incurred; provided that you first provide documentation of such expenses in reasonable detail not later than 60 days following the end of the calendar year in which the eligible expenses were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

iv.    Notwithstanding any other provision of this Plan, the Release required by this Plan for payment of your benefits must become irrevocable within 60 days following the involuntary separation from service (or such shorter period set forth in the Release). Any benefit subject to Section 409A will be forfeited if the Release is not effective within such time period. However, to the extent that the period following your involuntary separation from service in which you have to consider whether to execute the Release (as such period is set forth therein) begins in a first taxable year and ends in a second taxable year, any payment to which you would be entitled will be paid (or commence being paid) in the second taxable year.
v.    No payments made by the Company through any other plan, program, policy or arrangement shall be a substitute for the payment of any benefits payable under this Plan that are subject to Section 409A.
g.    Type of Plan.
The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Rather, this Plan is unfunded, has no trustee and is administered by the Plan Administrator. This Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.2(b), and is to be administered as a “top-hat” welfare plan exempt from the substantive requirements of ERISA. In addition, the Plan is intended to be a “separation pay plan” under Section 409A, in accordance with the regulations issued thereunder, to the extent applicable.
h.    Plan Administrator.
FirstEnergy Service Company.
i.    Contributions.
No contributions are required by employees for the severance benefits covered under this Plan. All contributions to provide these benefits are made by the Company.
j.    Clawback of Severance Benefits.
The benefits under this Plan shall be subject to recoupment or clawback as may be required by applicable law or listing standards or as set forth in any compensation adjustment, recoupment or clawback policy of the Company as may be in effect at such time, including, without limitation, the Company’s Executive Compensation Recoupment Policy and Compensation Clawback Policy, as may be amended from time to time.
k.    Participating Employers and Identification Numbers:

American Transmission Systems, Incorporated EIN 34-1882848	Cleveland Electric Illuminating Company EIN 34-0150020
FirstEnergy Pennsylvania Electric Company EIN [•]	FirstEnergy Service Company EIN 34-1968288
Jersey Central Power & Light EIN 21-0485010	Monongahela Power Company EIN 13-5229392
Ohio Edison Company EIN 34-0437786	The Potomac Edison Company EIN 13-5323955
Toledo Edison Company EIN 34-4375005
Additions or deletions to the list of Participating Employers may be made at any time at the sole discretion of the Program Sponsor. An up-to-date listing of Participating Employers may be obtained from the Plan Administrator.

EXHIBIT A
GRANDFATHERED EXECUTIVES
For Grandfathered Executives, the following will apply:
    If you are an executive who has a Qualified Separation and who falls within Compensation Incentive Tier four, you will receive severance pay equal to the greater of (a) three weeks’ base pay for each full year of service with minimum and maximum severance pay amounts of 26 weeks’ pay and 65 weeks’ pay, respectively, as of January 1, 2025, and (b) the amount calculated under Section III(a)(i) of the Plan.|
    If you are an executive who has a Qualified Separation and falls within Compensation Incentive Tier three, you will receive severance pay equal to the greater of (a) three weeks’ base pay for each full year of service with the minimum and maximum severance pay amounts of 52 weeks’ base pay and 104 weeks’ base pay, respectively, as of January 1, 2025, and (b) the amount calculated under Section III(a)(ii) of the Plan.
    If you are an executive who has a Qualified Separation and fall within Compensation Incentive Tier two, you will receive severance pay equal to the greater of (a) three weeks’ base pay for each full year of service with the minimum and maximum severance pay amounts of 52 weeks’ base pay and 104 weeks’ base pay, respectively, as of January 1, 2025, and (b) the amount calculated under Section III(a)(iii) of the Plan.
For the purposes of this Plan and the determination of year of service for a Grandfathered Executive, the number of your full years of service equal your whole years of credited service under the Company’s Pension Plan(s) as of January 1, 2025 plus one year.